EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 10, 2007, accompanying the consolidated financial statements and schedule and the effectiveness  of internal control over financial reporting included in the Annual Report of Quixote Corporation on Form 10-K for the year ended June 30, 2007. We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-74488, 333-62933, 333-81955, 333-32872, 333-56120, 333-83404, 333-120850 and 333-120852) and on Form S-3 (Nos. 333-113504, 333-106895 and 333-12345) of Quixote Corporation of our report dated September 10, 2007 relating to the financial statements, financial statement schedule and effective operation of internal control over financial reporting  which appears in the Form 10-K.

/s/GRANT THORNTON LLP

Chicago, Illinois
September 10, 2007